THIS PROMISSORY NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION, (B) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THIS PROMISSORY NOTE (CONCURRED IN BY LEGAL COUNSEL FOR THE COMPANY) STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION OR (C) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

CONVERTIBLE PROMISSORY NOTE

$ 13,850.00

September 29, 2016

For value received Altair International, Corp., a Nevada corporation (the "Company"), promises to pay to Strips Nutrition, Inc., a Wyoming Company (the "Holder"), the principal sum of Thirteen Thousand Eight Hundred and Fifty Dollars ($13,850.00). Interest shall accrue daily beginning on September 29, 2016 on the unpaid principal amount at a rate equal to 6.00% per annum. This Note is subject to the following terms and conditions.

1. **Maturity.** Unless converted as provided in Section 2, this Convertible Promissory Note (the "Note") will automatically mature and be due and payable on the earlier of (i) September 29, 2017 or (ii) upon the closing of a financing with a minimum of $ 2,000,000 (the "Maturity Date"), or (iii) the sale of the public vehicle. Subject to Section 2 below, interest shall accrue on this Note but shall not be due and payable until the Maturity Date. If this note is not paid off by the 1st anniversary of the note, the Company will incur a late fee of 10% and an extension fee of 10% with each subsequent anniversary. Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest, late fee, and extension fee, if applicable thereon, shall become immediately due and payable upon the insolvency of the Company, the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of thirty (30) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

2. **Conversion.**

(a) **Conversion.** The Holder is entitled to convert any or all of the principal amount of this Note and any accrued interest, late fee, and extension fee, if applicable, into such number of shares of the Company's shares of common stock, par value $.0001 (the "**Common Stock**") as is obtained by dividing the entire principal amount of this Note plus any accrued interest by $0.01 per share. In order to convert the Note, the Holder shall tender

to the Company the Note held by the Holder. Upon receipt of such Note, the Company shall cancel the Note and simultaneously shall issue to the Holder the number of shares of Common Stock as such purchaser is entitled to pursuant to this paragraph. The Company covenants and agrees to take all actions necessary in order to effect the conversion of the Note into Common Stock. As long as this Note is outstanding, if the Company shall issue any Common Stock prior to the conversion or repayment of this Note, for a consideration per share that is less than the Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, the Conversion Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security or debt instrument of the Company carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. Common Stock issued or issuable by the Company for no consideration will be deemed issuable or to have been issued for $0.001 per share of Common Stock. In the event of a reduction of the Conversion Price, the number of shares of Common Stock that the Holder of this Note shall thereafter, on the exercise hereof, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock that would otherwise be issuable on such exercise by a fraction of which (a) the numerator is the pre-adjusted Exercise Price that would have been in effect on the date of exercise and (b) the denominator is the then adjusted Exercise Price in effect.

(b) **Mechanics and Effect of Conversion.** No fractional shares of the Company's capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.

3. **Transfer; Successors and Assigns.** The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company.

Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note. The Company may not assign its obligations hereunder without the consent of the Holder.

4. **Events of Default**.

(a) "Event of Default", wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. any default on the payment of (A) the principal amount of this Note or (B) interest or other amounts owing to the Holder on this Note, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise);

ii. Company shall fail to observe or perform any material obligation or shall breach any material term or provision of this Note and such failure or breach shall not have been remedied within 60 days after the date on which notice of such failure or breach shall have been delivered;

iii. Company or any of its subsidiaries shall fail to observe or perform any of their respective obligations owed to Holder or any other covenant, agreement, representation or warranty contained in, or otherwise commit any breach hereunder or any other agreement executed in connection herewith and such failure or breach shall not have been remedied within three days after the date on which notice of such failure or breach shall have been delivered;

iv. Company or any of its subsidiaries shall commence, or there shall be commenced against Company or any subsidiary a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or Company or any subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Company or any subsidiary, or there is commenced against Company or any subsidiary any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or Company or any subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Company or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or Company or any subsidiary makes a general assignment for the benefit of creditors; or Company or any subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or Company or any subsidiary shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or Company or any subsidiary shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or

any corporate or other action is taken by Company or any subsidiary for the purpose of effecting any of the foregoing;

vi. Company (a) shall be a party to any Change of Control Transaction (as defined below), (b) shall agree to sell or dispose all or in excess of 50% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction), (c) shall redeem or repurchase more than a de minimis number of shares of the Company's capital stock or other equity securities of Company, or (d) shall make any distribution or declare or pay any dividends (in cash or other property, other than common stock) on, or purchase, acquire, redeem, or retire any of Company's capital stock, of any class, whether now or hereafter outstanding. “Change of Control Transaction” means the occurrence of any of: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of Company, by contract or otherwise) of in excess of 50% of the voting securities of Company, (ii) a replacement at one time or over time of more than one-half of the members of Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of Company with or into another entity that is not wholly-owned by Company or the consolidation or sale of 33% or more of the assets of Company in one or a series of related transactions, or (iv) the execution by Company of an agreement to which Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

(b) **Remedies upon Event of Default**. If any Event of Default occurs, the outstanding principal amount of this Note plus accrued but unpaid interest and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder's election, immediately due and payable in cash. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as holder of this Note until such time, if any, as the Holder receives full payment pursuant to this Section 4(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

5. **Negative Covenants.** So long as any portion of this Note is outstanding, without the prior written consent of the Holder, the Company will not and will not permit any of its subsidiaries to directly or indirectly:

(a) Amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder;

(b) Repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of securities;

6. **Governing Law.** This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law.

7. **Amendments and Waivers.** Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver affected in accordance with this Section 7 shall be binding upon the Company, each Holder and each transferee of any Note.

8.. **Action to Collect on Note.** If action is instituted to collect on this Note, the Company promises to pay all costs and expenses, including reasonable attorney's fees, incurred in connection with such action.

Altair International Corp.

By: ______________________
Name: Alan Smith, CEO

Accepted By:
Manager